Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	October 31, 2019

TELEFLEX REPORTS THIRD QUARTER 2019 RESULTS

Third Quarter Revenues from Continuing Operations of $648.3 million, up 6.3% versus the Prior Year Period; up 8.0% on a Constant Currency Basis
Third Quarter GAAP Diluted EPS from Continuing Operations of $4.85, up 300.8% Versus the Prior Year Period
Third Quarter Adjusted Diluted EPS from Continuing Operations of $2.97, up 17.9% Versus the Prior Year Period
Lowered 2019 Guidance Range for GAAP Revenue Growth from a Range of Between 6.0% and 6.5% to a Range of Between 5.75% and 6.0%
Increased 2019 Guidance Range for Constant Currency Revenue Growth from a Range of Between 7.5% and 8.0% to a Range of Between 8.0% and 8.25%
Increased 2019 Guidance Range for GAAP Diluted EPS from Continuing Operations from a Range of Between $6.82 and $6.94 to a Range of Between $9.85 and $9.90
Narrowed 2019 Guidance Range for Adjusted Diluted EPS from Continuing Operations from a Range of Between $10.90 and $11.10 to a Range of Between $11.05 and $11.10

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the third quarter ended September 29, 2019.

Third quarter 2019 net revenues were $648.3 million, an increase of 6.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2019 net revenues increased 8.0% over the year ago period.

Third quarter 2019 GAAP earnings per share from continuing operations were $4.85, compared to GAAP earnings per share of $1.21 in the prior year period. Third quarter 2019 adjusted diluted earnings per share from continuing operations increased 17.9% to $2.97, compared to $2.52 in the prior year period.

Liam Kelly, President and Chief Executive Officer, said, “The third quarter of 2019 was another excellent one for the Company, as we generated upper-single digit constant currency revenue growth, while also achieving significant year-over-year, and sequential, gross and operating margin expansion."

Mr. Kelly continued, "Similar to our first half of 2019 results, during the third quarter we continued to see strength across nearly every global product category and geographic region. Based on the strong performance during the first nine months of the year, as well as our expectations for the fourth quarter, we are once again increasing our full year constant currency revenue growth guidance from a range of between 7.5% and 8%, to a range of between 8% and 8.25%."

Mr. Kelly concluded, "In addition to strong third quarter top-line performance, we were also able to increase our adjusted earnings per share by 17.9%, despite a greater negative impact from foreign currency exchange rate volatility than we had previously expected. Based on our financial performance during the first nine months of the year, coupled with our projections for the fourth quarter, we are narrowing our full year adjusted earnings per share guidance from a range of between $10.90 and $11.10, to a range of between $11.05 and $11.10. In summary, Teleflex continues to perform at a high level, which gives me even more confidence in the Company's ability to achieve our previously provided long-term financial objectives, and in doing so, deliver on our commitments to our shareholders, our customers, and our employees."

NET REVENUE BY SEGMENT

The following table provides information regarding net revenues in each of the Company's reportable operating segments for the three and nine months ended September 29, 2019 and September 30, 2018 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended September 29, 2019 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Currency Impact" column of the table.

	Three Months Ended		% Increase / (Decrease)
	September 29, 2019	September 30, 2018	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$374.5	$338.7	10.6%	(0.1)%	10.7%
EMEA	140.5	139.6	0.7%	(4.4)%	5.1%
Asia	77.9	76.5	1.7%	(3.3)%	5.0%
OEM	55.4	54.9	1.1%	(0.8)%	1.9%
Total	$648.3	$609.7	6.3%	(1.7)%	8.0%

	Nine Months Ended		% Increase / (Decrease)
	September 29, 2019	September 30, 2018	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$1,092.3	$993.5	10.0%	(0.2)%	10.2%
EMEA	442.1	452.9	(2.4)%	(6.2)%	3.8%
Asia	213.9	207.1	3.2%	(5.2)%	8.4%
OEM	166.1	153.3	8.4%	(1.2)%	9.6%
Total	$1,914.4	$1,806.8	6.0%	(2.4)%	8.4%

Americas third quarter 2019 net revenues were $374.5 million, an increase of 10.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2019 net revenues increased 10.7% compared to the prior year period. The increase in constant currency revenue was primarily attributable to increases in sales volumes of existing products and an increase in new product sales.

EMEA third quarter 2019 net revenues were $140.5 million, an increase of 0.7% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2019 net revenues increased 5.1% compared to the prior year period. The increase in constant currency revenue was primarily attributable to an increase in sales volumes of existing products, an increase in new product sales, and net revenues generated by acquired businesses.

Asia third quarter 2019 net revenues were $77.9 million, an increase of 1.7% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2019 net revenues increased 5.0% compared to the prior year period. The increase in constant currency revenue was primarily attributable to price increases and an increase in sales volumes of existing products.

OEM third quarter 2019 net revenues were $55.4 million, an increase of 1.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2019 net revenues increased 1.9% compared to the prior year period. The increase in constant currency revenue was primarily attributable to an increase in sales volumes of existing products.

NET REVENUE BY GLOBAL PRODUCT CATEGORY

The following table and commentary provides information regarding net revenues in each of the Company's global product categories for the three and nine months ended September 29, 2019 and September 30, 2018 on both a GAAP and constant currency basis.

	Three Months Ended		% Increase / (Decrease)
	September 29, 2019	September 30, 2018	Total Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$148.7	$142.1	4.6%	(1.5)%	6.1%
Interventional	106.9	100.0	6.9%	(1.3)%	8.2%
Anesthesia	87.1	87.5	(0.5)%	(2.0)%	1.5%
Surgical	92.6	89.9	3.0%	(2.0)%	5.0%
Interventional Urology	73.6	49.0	50.3%	(0.1)%	50.4%
OEM	55.4	54.9	1.1%	(0.8)%	1.9%
Other	83.9	86.3	(2.8)%	(2.4)%	(0.4)%
Total	$648.3	$609.7	6.3%	(1.7)%	8.0%

	Nine Months Ended		% Increase / (Decrease)
	September 29, 2019	September 30, 2018	Total Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$446.2	$426.3	4.7%	(2.2)%	6.9%
Interventional	314.9	288.3	9.2%	(2.0)%	11.2%
Anesthesia	253.1	261.8	(3.3)%	(3.0)%	(0.3)%
Surgical	274.9	266.0	3.3%	(3.0)%	6.3%
Interventional Urology	201.3	139.0	44.9%	(0.2)%	45.1%
OEM	166.1	153.3	8.4%	(1.2)%	9.6%
Other	257.9	272.1	(5.2)%	(3.4)%	(1.8)%
Total	$1,914.4	$1,806.8	6.0%	(2.4)%	8.4%

Third quarter 2019 net revenues from sales of Vascular Access products were $148.7 million, an increase of 4.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2019 net revenues increased 6.1% compared to the prior year period.

Third quarter 2019 net revenues from sales of Interventional products were $106.9 million, an increase of 6.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2019 net revenues increased 8.2% compared to the prior year period.

Third quarter 2019 net revenues from sales of Anesthesia products were $87.1 million, a decrease of 0.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2019 net revenues increased 1.5% compared to the prior year period.

Third quarter 2019 net revenues from sales of Surgical products were $92.6 million, an increase of 3.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2019 net revenues increased 5.0% compared to the prior year period.

Third quarter 2019 net revenues from sales of Interventional Urology products were $73.6 million, an increase of 50.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2019 net revenues increased 50.4% compared to the prior year period.

Third quarter 2019 net revenues from sales of OEM products were $55.4 million, an increase of 1.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2019 net revenues increased 1.9% compared to the prior year period.

Third quarter 2019 net revenues from sales of other products were $83.9 million, a decrease of 2.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2019 net revenues decreased 0.4% compared to the prior year period.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first nine months of 2019 totaled $163.3 million compared to $160.0 million for the prior year period.

Cash and cash equivalents at September 29, 2019 were $257.5 million compared to $357.2 million at December 31, 2018.

Net accounts receivable at September 29, 2019 were $396.7 million compared to $366.3 million at December 31, 2018.

Net inventories at September 29, 2019 were $472.6 million compared to $427.8 million at December 31, 2018.

2019 OUTLOOK

The Company lowered its full year 2019 revenue guidance range from an increase of between 6% and 6.5% over the prior year on a GAAP basis to a range of between 5.75% and 6.0% over the prior year on a GAAP basis. The Company increased its estimate of the unfavorable impact of foreign currency exchange rate fluctuations on full year 2019 revenues from approximately 1.5% to approximately 2.25%. The Company raised its full year 2019 revenue guidance on a constant currency basis from a range of between 7.5% and 8% to a range of between 8.0% and 8.25%.

The Company raised its full year 2019 GAAP diluted earnings per share from continuing operations guidance from a range of between $6.82 and $6.94 to a range of between $9.85 and $9.90. The increase in the full year 2019 GAAP diluted earnings per share range is primarily due to a discrete tax benefit, recognized in the third quarter, resulting from a non-U.S. legal entity restructuring that eliminated the need to provide for foreign withholding taxes on the future repatriations of earnings of non-U.S. affiliates. The Company narrowed its adjusted diluted earnings per share from continuing operations from a range of between $10.90 and $11.10 to a range of between $11.05 and $11.10 for full year 2019, representing an increase of between 11.6% and 12.1% over 2018, and reflecting our estimate of an approximately 4.25% negative impact from foreign currency exchange rate fluctuations.

Forecasted 2019 Constant Currency Revenue Growth Reconciliation

	Low	High

Forecasted 2019 GAAP revenue growth	5.75%	6.0%

Estimated impact of foreign currency exchange rate fluctuations	(2.25)%	(2.25)%

Forecasted 2019 constant currency revenue growth	8.0%	8.25%

Forecasted 2019 Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Low	High

Forecasted GAAP diluted earnings per share from continuing operations	$9.85	$9.90

Restructuring, restructuring related and impairment items, net of tax	$0.75	$0.76

Acquisition, integration and divestiture related items, net of tax	$0.93	$0.94

Other items, net of tax	$0.23	$0.24

Intangible amortization expense, net of tax	$2.55	$2.56

Tax adjustments	($3.26)	($3.30)

Forecasted adjusted diluted earnings per share from continuing operations	$11.05	$11.10

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the Company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until November 5, 2019 at 10:00am (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 1185417.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: constant currency revenue growth and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Net Revenue by Segment." Tables reconciling historical adjusted diluted earnings per share from continuing operations to historical GAAP diluted earnings per share from continuing operations are set forth below. Tables reconciling forecasted 2019 constant currency revenue growth and forecasted 2019 adjusted earnings per share from continuing operations to their respective most directly comparable forecasted GAAP measures, which are forecasted 2019 GAAP revenue growth and forecasted 2019 GAAP diluted earnings per share from continuing operations, respectively, are set forth above under “2019 Outlook.”

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program.  Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. Impairment charges occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions.  These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with loan facilities that ultimately were not utilized. Divestiture related activities involve specific business or asset sales.  Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. See footnote C to the reconciliation tables set forth below.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance.  Manufacturers of currently marketed medical devices will have until May 2020 to meet the MDR requirements, although certain devices that previously satisfied MDD requirements can continue to be marketed in the EU until May 2024, subject to certain limitations.  Significantly, the MDR will require the re-registration of previously approved medical devices.  As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - September 29, 2019
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain) Loss on sale of business and assets	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$272.6	$229.9	$28.0	$1.3	($1.1)	($130.4)	$228.9	$4.85
Adjustments
Restructuring, restructuring related and impairment items (A)	4.3	0.0	0.0	1.3	—	0.7	4.9	$0.10
Acquisition, integration and divestiture related items (B)	0.1	15.6	—	—	(1.1)	(0.0)	14.7	$0.31
Other items (C)	—	(0.9)	—	—	—	(0.2)	(0.7)	($0.01)
MDR (D)	—	—	1.0	—	—	—	1.0	$0.02
Intangible amortization expense	—	37.3	0.1	—	—	7.6	29.8	$0.63
Tax adjustments	—	—	—	—	—	138.4	(138.4)	($2.93)
Adjusted basis	$268.3	$177.9	$26.8	—	—	$16.0	$140.2	$2.97

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - September 30, 2018
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$267.1	$214.9	$26.4	$19.2	($1.3)	$56.5	$1.21
Adjustments
Restructuring, restructuring related and impairment items (A)	4.4	0.2	0.1	19.2	8.7	15.1	$0.32
Acquisition, integration and divestiture related items (B)	0.4	15.0	0.2	—	0.7	14.9	$0.32
Other items (C)	—	0.3	—	—	0.1	0.2	$0.00
Intangible amortization expense	—	36.9	0.1	—	5.8	31.1	$0.66
Tax adjustments	—	—	—	—	0.0	(0.0)	($0.00)
Adjusted basis	$262.3	$162.6	$26.0	—	$14.1	$117.8	$2.52

(A)
Restructuring, restructuring related and impairment items - For the three months ended September 29, 2019, pre-tax restructuring charges were $1.3 million, and pre-tax restructuring related charges were $4.3 million; there were no pre-tax impairment charges. For the three months ended September 30, 2018, pre-tax restructuring charges were $2.0 million, pre-tax restructuring related charges were $4.6 million, and pre-tax impairment charges were $17.2 million.

(B)
Acquisition, integration and divestiture related items - For the three months ended September 29, 2019, these charges primarily related to contingent consideration liabilities and our acquisition of Essential Medical, Inc., partially offset by the gain on sale of an asset. For the three months ended September 30, 2018, these charges primarily related to contingent consideration liabilities and our acquisition of NeoTract, Inc. There were no divestiture related activities for the three months ended September 30, 2018.

(C)
Other items - For the three months ended September 29, 2019, other items included debt modification expenses and product relabeling costs, offset by a credit associated with an insurance settlement.  For the three months ended September 30, 2018, these items included product relabeling costs.

(D)	MDR - For the three months ended September 29, 2019, these costs were associated with our efforts to comply with the European Medical Device Regulation.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Nine Months Ended - September 29, 2019
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain)/Loss on sale of businesses and assets	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$821.1	$693.8	$82.7	$20.3	($3.8)	($115.6)	$354.2	$7.53
Adjustments
Restructuring, restructuring related and impairment items (A)	10.9	0.0	0.0	20.3	—	4.1	27.3	$0.58
Acquisition, integration and divestiture related items (B)	0.1	41.8	—	—	(3.8)	(1.9)	40.0	$0.85
Other items (C)	—	1.5	—	—	—	0.4	1.2	$0.03
MDR (D)	—	—	1.6	—	—	—	1.6	$0.03
Intangible amortization expense	—	112.3	0.3	—	—	23.0	89.6	$1.91
Tax adjustments	—	—	—	—	—	143.6	(143.6)	$3.05)
Adjusted basis	$810.1	$538.0	$80.7	—	—	$53.6	$370.3	$7.87

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Nine Months Ended - September 30, 2018
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$788.1	$660.1	$78.4	$77.6	$14.5	$108.9	$2.33
Adjustments
Restructuring, restructuring related and impairment items (A)	9.9	0.2	0.2	77.6	10.6	77.4	$1.65
Acquisition, integration and divestiture related items (B)	1.1	53.4	0.5	—	1.0	53.9	$1.15
Other items (C)	(1.3)	2.5	—	—	(0.1)	1.2	$0.03
Intangible amortization expense	—	111.6	0.3	—	20.0	91.9	$1.96
Tax adjustments	—	—	—	—	(0.5)	0.5	$0.01
Adjusted basis	$778.5	$492.4	$77.4	—	$45.6	$333.9	$7.14

(A)
Restructuring, restructuring related and impairment items - For the nine months ended September 29, 2019 pre-tax restructuring charges were $13.4 million, pre-tax restructuring related charges were $11.0 million, and pre-tax impairment charges were $6.9 million. For the nine months ended September 30, 2018, pre-tax restructuring charges were $58.5 million, pre-tax restructuring related charges were $10.3 million, and pre-tax impairment charges were $19.1 million.

(B)
Acquisition, integration and divestiture related items - For the nine months ended September 29, 2019, these charges primarily related to contingent consideration liabilities and our acquisition of Essential Medical, Inc., partially offset by the gain on sale of a business and another asset. For the nine months ended September 30, 2018, these charges primarily related to contingent consideration liabilities and our acquisition of NeoTract, Inc.  There were no divestiture related activities during the nine months ended September 30, 2018.

(C)
Other items - For the nine months ended September 29, 2019, other items included debt modification expenses, expenses associated with a franchise tax audit, and product relabeling costs, somewhat offset by a credit associated with an insurance settlement. Other items for the nine months ended September 30, 2018 included the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions and relabeling costs. In addition, these items included a charge we incurred as a result of our continuing evaluation of the impact of the Tax Cuts and Jobs Act ("TCJA") on our consolidated operations. During the second quarter of 2018, we identified provisions of the TCJA that could have adverse consequences due to our organization structure. We implemented certain changes in our organization structure (pursuant to applicable tax law, these changes retroactively affected the 2017 tax year), and as a result, we incurred a $1.9 million net worth tax in a foreign jurisdiction with respect to the 2017 tax year. Because the decision to make the change resulting in the net worth tax occurred in the second quarter of 2018, and as permitted under GAAP, we recorded the net worth tax charge in 2018; the adjustment eliminating the charge is included in the table above among "Other Items" for the 2018 period.

(D)
MDR - For the nine months ended September 29, 2019, these costs were associated with our efforts to comply with the European Medical Device Regulation. The costs associated with the European Medical Device Regulation initiative include $0.3 million that were a component of the "Other items" line item in the reconciliation table for the three months ended March 31, 2019 included in our first quarter 2019 earnings release.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.
Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch®, UroLift®, and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2019 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share; our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2019 financial results; and confidence in our ability to achieve our previously stated long-term financial objectives. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors, suppliers and third-party vendors that sterilize our products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, sovereign debt issues and the impact of the United Kingdom's pending departure from the European Union, commonly known as "Brexit"; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
	(Dollars and shares in thousands, except per share)
Net revenues	$648,319	$609,672	$1,914,410	$1,806,768
Cost of goods sold	272,639	267,099	821,064	788,147
Gross profit	375,680	342,573	1,093,346	1,018,621
Selling, general and administrative expenses	229,896	214,894	693,775	660,148
Research and development expenses	27,984	26,365	82,729	78,410
Restructuring and impairment charges	1,268	19,209	20,348	77,625
(Gain) on sale of assets	(1,089)	—	(3,828)	—
Income from continuing operations before interest and taxes	117,621	82,105	300,322	202,438
Interest expense	19,545	27,171	62,995	79,763
Interest income	(470)	(320)	(1,281)	(776)
Loss on extinguishment of debt	—	—	—	—
Income from continuing operations before taxes	98,546	55,254	238,608	123,451
(Benefit) taxes on income from continuing operations	(130,383)	(1,286)	(115,567)	14,532
Income from continuing operations	228,929	56,540	354,175	108,919
Operating (loss) income from discontinued operations	(9)	(83)	(1,291)	1,246
Tax benefit on operating income (loss) from discontinued operations	(9)	(67)	(317)	(47)
Loss from discontinued operations	—	(16)	(974)	1,293
Net income	$228,929	$56,524	$353,201	$110,212
Earnings per share:
Basic:
Income from continuing operations	$4.95	$1.23	$7.67	$2.39
(Loss) Income from discontinued operations	—	—	(0.02)	0.03
Net income	$4.95	$1.23	$7.65	$2.42
Diluted:
Income from continuing operations	$4.85	$1.21	$7.53	$2.33
Income (loss) from discontinued operations	—	—	(0.02)	0.03
Net income	$4.85	$1.21	$7.51	$2.36
Weighted average common shares outstanding
Basic	46,248	45,851	46,156	45,587
Diluted	47,176	46,815	47,051	46,785

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 29, 2019	December 31, 2018
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$257,544	$357,161
Accounts receivable, net	396,663	366,286
Inventories, net	472,594	427,778
Prepaid expenses and other current assets	81,531	72,481
Prepaid taxes	29,278	12,463
Total current assets	1,237,610	1,236,169
Property, plant and equipment, net	429,568	432,766
Operating lease assets	115,193	—
Goodwill	2,231,330	2,246,579
Intangible assets, net	2,175,673	2,325,052
Deferred tax assets	2,952	2,446
Other assets	64,856	34,979
Total assets	$6,257,182	$6,277,991
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$50,000	$86,625
Accounts payable	100,630	106,709
Accrued expenses	91,569	97,551
Current portion of contingent consideration	135,168	136,877
Payroll and benefit-related liabilities	99,831	104,670
Accrued interest	19,686	6,031
Income taxes payable	3,299	5,943
Other current liabilities	30,180	38,050
Total current liabilities	530,363	582,456
Long-term borrowings	1,949,068	2,072,200
Deferred tax liabilities	468,945	608,221
Pension and postretirement benefit liabilities	72,016	92,914
Noncurrent liability for uncertain tax positions	11,084	10,718
Noncurrent contingent consideration	71,712	167,370
Noncurrent operating lease liabilities	104,136	—
Other liabilities	196,882	204,134
Total liabilities	3,404,206	3,738,013
Commitments and contingencies
Total shareholders' equity	2,852,976	2,539,978
Total liabilities and shareholders' equity	$6,257,182	$6,277,991

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 29, 2019	September 30, 2018
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$353,201	$110,212
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	974	(1,293)
Depreciation expense	47,286	44,517
Amortization expense of intangible assets	112,661	111,974
Amortization expense of deferred financing costs and debt discount	3,313	3,548
Gain on sale of assets	(3,828)	—
Changes in contingent consideration	40,894	47,344
Stock-based compensation	20,037	16,469
Impairment of long-lived assets	6,911	19,110
Deferred income taxes, net	(140,963)	8,664
Payments for contingent consideration	(26,092)	(2,100)
Interest benefit on swaps designated as net investment hedges	(13,820)	—
Other	(7,142)	(10,928)
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(41,221)	(29,830)
Inventories	(53,259)	(19,665)
Prepaid expenses and other assets	(13,184)	(6,468)
Accounts payable, accrued expenses and other liabilities	31,631	54,581
Income taxes receivable and payable, net	(28,232)	(43,191)
Net cash provided by operating activities from continuing operations	289,167	302,944
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(83,797)	(55,751)
Proceeds from sale of assets	3,135	—
Payments for businesses and intangibles acquired, net of cash acquired	(1,265)	(22,550)
Net interest proceeds on swaps designated as net investment hedges	8,330	—
Net cash used in investing activities from continuing operations	(73,597)	(78,301)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	25,000	—
Reduction in borrowings	(185,500)	(98,500)
Debt extinguishment, issuance and amendment fees	(4,964)	(188)
Net proceeds from share based compensation plans and the related tax impacts	14,014	18,666
Payments for contingent consideration	(112,006)	(73,152)
Dividends paid	(47,071)	(46,526)
Net cash used in financing activities from continuing operations	(310,527)	(199,700)
Cash flows from discontinued operations:
Net cash provided by (used in) operating activities	2,651	(701)
Net cash provided by (used in) discontinued operations	2,651	(701)
Effect of exchange rate changes on cash and cash equivalents	(7,311)	(1,524)
Net (decrease) increase in cash and cash equivalents	(99,617)	22,718
Cash and cash equivalents at the beginning of the period	357,161	333,558
Cash and cash equivalents at the end of the period	$257,544	$356,276

Non cash investing activities of continuing operations:
Property, plant and equipment additions due to build-to-suit lease transaction	$—	$28,147

Non cash financing activities of continuing operations:
Acquisition of treasury stock associated with settlement and exchange of convertible note hedge and warrant agreements	$—	$56,075